Exhibit 10.1
SEVERANCE AGREEMENT
1.	PARTIES.
          The parties to this Severance Agreement (hereinafter “Agreement”) are PATRICK D. ANDERSON and COLUMBIA SPORTSWEAR COMPANY, an Oregon corporation, with its principal place of business at 14375 NW Science Park Drive, Portland, Oregon 97229 (“COLUMBIA”).
1.1	PATRICK D. ANDERSON.
          For the purposes of this Agreement, ANDERSON means PATRICK D. ANDERSON, and ANDERSON’s heirs, executors, administrators, and assigns.
1.2	THE COMPANY.
          For purposes of this Agreement “Company” means COLUMBIA SPORTSWEAR COMPANY, and all subsidiaries, affiliated companies and other business entities thereof, all predecessors and successors of each, and all of each entity’s officers, shareholders, directors, employees, agents, or assigns, in their individual and representative capacities.
2.	BACKGROUND AND PURPOSE.
          ANDERSON has been employed by COLUMBIA since June 29, 1992. ANDERSON’s employment is ending effective April 30, 2008 (hereinafter Termination Date). The parties are entering into this Agreement to define the severance relationship and to settle fully and finally any and all claims ANDERSON may have against Company, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to ANDERSON’s employment, termination, and claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to ANDERSON’s employment, termination, reemployment, or application for reemployment. ANDERSON has twenty-one (21) days to consider this Agreement.
3.	RELEASE.
          ANDERSON waives, acquits and forever discharges Company from any and all claims ANDERSON may have. ANDERSON hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ ANDERSON by Company, or any other past or future claim (except as reserved by this Agreement or where expressly prohibited by law) that relates in any way to ANDERSON’s employment, termination, employment contract, compensation, benefits, reemployment, or application for employment, with the exception of any claim ANDERSON may have against COLUMBIA for enforcement of this Agreement. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the state or local statutes governing the jurisdiction where ANDERSON was employed by COLUMBIA dealing with civil rights, employment, wage and hour, discrimination in employment, Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Act (42 U.S.C. §§ 1981-1988), the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, all as amended, any regulations under such authorities, or any other applicable constitutional, statutory, contract, tort, or common law theories, except that ANDERSON does not hereby release Company from its obligations under this Agreement, its contribution and indemnification obligations whether arising under this Agreement or otherwise, or from any coverage under any policy of insurance providing indemnity and related costs for the benefit of ANDERSON.
          It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of ANDERSON or Company, by whom liability has been and is expressly denied.
4.	CONSIDERATION.
          After receipt of this Severance Agreement properly and fully endorsed by ANDERSON, and the expiration of the seven- (7-) day revocation period provided by the Older Workers Benefit Protection Act without ANDERSON’s revocation, Company shall commence payment to ANDERSON of the total sum of Four-Hundred Ninety-Five Thousand Eighty-Six and No/100 Dollars ($495,086.00) (all less proper withholding), paid in regular bi-weekly installments according to Company’s payroll schedule (hereinafter “Settlement Consideration”). Payment will be made in the form of ANDERSON’S base salary from Company starting on Company’s first administratively feasible payday after expiration of the revocation period described above and continuing until the aggregate amount of the gross payments equals $495,086.00. Company will report such payments as taxable income to ANDERSON when payable to him or on his behalf unless subject to a directive from an applicable taxing authority to do otherwise.
          ANDERSON also has the option to use the Pathways Outplacement program for executives (a six month program). This outplacement benefit is available to ANDERSON through April 30, 2009. If ANDERSON elects to continue health benefits, COLUMBIA will pay its portion of the coverage currently in place for sixteen (16) months commencing May 1,

2008. However, if ANDERSON accepts paid employment with or agrees to provide services to another company within one hundred twenty (120) days of his Termination Date from COLUMBIA, severance payments will cease and any remaining severance pay will be forfeited, and, in such case, COLUMBIA’s paid portion of the COBRA benefits will cease at the end of the month in which ANDERSON accepts new paid employment or agrees to provide services to another company. ANDERSON has the duty to notify COLUMBIA within 120 days of termination date, should he accept paid employment with or agree to provide services to another company. After this period, no notification is required.
5.	NONDISPARAGEMENT.
          ANDERSON agrees that he will not disparage or make false or adverse statements about Company. In the event that Company becomes aware of any actions or statements that are attributed to ANDERSON that Company believes are disparaging, false or adverse to Company, Company may consider this Agreement breached and may take actions consistent therewith, including recoupment of sums paid to ANDERSON hereunder. COLUMBIA agrees that its officers and directors will not disparage or make false or adverse statements about Anderson. In the event that ANDERSON becomes aware of any actions or statements that are attributed to COLUMBIA’s officers or directors that ANDERSON believes are disparaging, false or adverse to ANDERSON, ANDERSON may consider this Agreement breached and may take actions consistent therewith.
6.	CONFIDENTIAL, PROPRIETARY AND TRADE SECRET INFORMATION.
          ANDERSON acknowledges the continuing duty not to use or disclose confidential, proprietary or trade secret information learned while an employee of Company or its predecessors, including the terms of this Agreement. Should ANDERSON, his attorney or agents be requested in any judicial, administrative, or other proceeding to disclose any confidential, proprietary or trade secret information that ANDERSON learned while an employee of Company or its predecessors, ANDERSON shall promptly notify Company of such request.
7.	COVENANTS.
7.1	ANDERSON’s COVENANT NOT TO PROSECUTE OR MAINTAIN ANY ACTION OR PROCEEDING AGAINST COMPANY.
          In exchange for the Settlement Consideration, ANDERSON agrees not to prosecute or hereafter maintain or institute any action at law, suit or proceeding in equity, administrative or any proceeding of any kind or nature whatsoever against Company for any reason related in any way to any claim released herein. ANDERSON further agrees that he will not raise any claim against Company by way of defense, counterclaim or cross-claim or in any other manner, on any alleged claim, demand, liability or cause of action released herein. At the time of his execution of this Agreement, ANDERSON represents that there are no claims, complaints or charges pending against Company in which ANDERSON is a party or complainant. Further, ANDERSON acknowledges and agrees he has no unasserted workers’ compensation claims through the date of his execution of this Agreement.
7.2	COVENANT TO RETURN ALL COMPANY PROPERTY.
          ANDERSON and Company acknowledge that ANDERSON has returned to the Company all property of Company including credit cards, keys, card keys, computers, documents, cell phone, palm pilot, equipment, supplies, and any other property belonging to Company. COLUMBIA and ANDERSON have agreed that he may keep his laptop computer. ANDERSON further agrees that he has no undisclosed personal charges or unauthorized business charges on the credit cards to be returned or otherwise and agrees to reimburse Company if he is mistaken.
7.3	COOPERATION IN DEFENSE OF COMPANY; CONSULTATION.
          During the period of time ANDERSON is receiving Settlement Consideration payments as defined in Section 4 herein, ANDERSON agrees now and in the future that he will assist Company to the best of his ability in the defense of any claim brought against Company of which ANDERSON has any personal knowledge. Company agrees it will reimburse ANDERSON reasonable out-of-pocket expenses in providing such assistance. In addition, ANDERSON agrees to provide specific operations information to Company as requested in a reasonable, timely and clear manner, to allow Company to continue and/or complete job tasks, activities, assignments, to continue effective relationships with business partners, and to respond to inquiries as needed by telephone at no additional cost to Company beyond what is provided by this Agreement.
8.	ARBITRATION OF CERTAIN DISPUTES; CLAIMS FOR IRREPARABLE HARM; VENUE.
          Except as provided below, ANDERSON and Company agree that should any dispute arise between the parties whether or not arising out of this Agreement, the issue shall be submitted to arbitration in Portland, Oregon, before one arbitrator pursuant to the then current employment rules of the American Arbitration Association. Unless otherwise required by applicable law, each party shall pay its own costs and attorneys’ fees. Notwithstanding the above, in the event either party wishes to obtain equitable relief for violations of paragraphs 5, 6 or 7 including, without limitation, specific performance, immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, it may bring a claim for such relief in arbitration or in an action in an applicable court in Portland, Oregon.

9.	SCOPE OF AGREEMENT.
          The provisions of this Agreement shall be deemed to obligate, extend to, and inure to the benefit of the Company’s affiliates, successors, predecessors, assigns, directors, officers, and employees and each party’s insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Agreement.
10.	OPPORTUNITY FOR ADVICE OF COUNSEL.
          ANDERSON acknowledges that he has been encouraged by Company to seek advice of counsel with respect to this Agreement and has had the opportunity to do so.
11.	SEVERABILITY.
          Every provision of this Agreement is intended to be severable. In the event any term or provision of this Agreement is declared to be illegal or invalid for any reason whatsoever by an arbitrator or a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Agreement, which terms and provisions shall remain binding and enforceable.
12.	NO WAIVER.
          Failure of either party to enforce any term of this Agreement shall not constitute a waiver of the party’s right to enforce that term or any other term of this Agreement.

13.	COSTS AND ATTORNEY’S FEES.
          The parties each agree to bear their own costs and attorneys’ fees which have been or may be incurred in connection with any matter herein or in connection with the negotiation and consummation of this Agreement or any action to enforce the provisions of this Agreement.
14.	GOVERNING LAW.
          The rights and obligations of the parties under this Agreement shall in all respects be governed by the laws of the United States and the State of Oregon.
15.	PAYMENT: REVOCATION.
          ANDERSON acknowledges that the Agreement provides severance pay and benefits which Company would otherwise not be obligated to provide.
          As provided by the Older Workers Protection Act, ANDERSON is entitled to have twenty-one (21) days to consider this Agreement. For a period of seven (7) days from execution of this Agreement, ANDERSON may revoke this Agreement. Upon receipt of ANDERSON’s signed Agreement and the expiration of the seven (7) day revocation period without ANDERSON’s revocation, payment by Company as provided herein will be forwarded by mail in a timely manner in accordance with Company’s regular bi-weekly payroll schedule.
16.	ENTIRE AGREEMENT: MODIFICATION.
          This Agreement contains the entire agreement and understanding among the parties with respect to ANDERSON’s separation. This Agreement supersedes and replaces all other prior negotiations and proposed agreements, written or oral as to ANDERSON’s separation. ANDERSON and Company acknowledge that no other party, agent or attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Agreement concerning the subject matter of this Agreement or to induce this Agreement, and ANDERSON and Company acknowledge that they have not executed this Agreement in reliance upon any such promise, representation, or warranty not contained in this Agreement.
          No modification or waiver of any of the provisions or any future representation, promise or addition shall be binding upon the parties unless made in writing and signed by the parties.

Name:	/s/ Patrick D. Anderson Patrick D. Anderson	Dated: May 19, 2008

COLUMBIA SPORTSWEAR COMPANY

By:	/s/ Susan Popp	Dated: May 19, 2008

Its:	VP Human Resources

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